Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

MillerKnoll Retirement Plan
Zeeland, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-258170) of MillerKnoll Retirement Plan of our report dated June 29, 2023, relating to the financial statements of MillerKnoll Retirement Plan which appear in this Form 11-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Grand Rapids, Michigan
June 27, 2024